Exhibit 99

Gold Kist Inc.                           -- Contact -
P.O. Box 2210                           Karla Harvill
Atlanta, GA 30301                        (770) 393-5091


  Gold Kist Inc. Announces the Pricing of its Offering of
$200 Million of Senior Notes

Atlanta, GA, March 5, 2004 - Gold Kist Inc. announced today the pricing of its private offering of $200 million in aggregate principal amount of 10.25% senior notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The closing of the offering is expected to occur on or around March 10, 2004 and is subject to customary closing conditions.

In connection with this offering, the company is in the process of amending its credit facilities to, among other things, permit the issuance of these notes.

The company intends to use the proceeds of the offering to refinance senior credit facilities and repay certain term loans, to pay expenses incurred in connection with this offering and the amendment of the senior credit facilities and for general corporate purposes.

This news release shall not constitute an offer to sell, nor a solicitation of an offer to buy any of these notes. The notes subject to the proposed private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers under Rule 144A of the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.